Contact:
Vince Reardon
Sr. Director, Investor Relations &
Corporate Communications
Anadys Pharmaceuticals, Inc.
(858) 530-3653
vreardon@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

San Diego, May 9, 2006 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel small molecule medicines for the treatment of hepatitis, other serious infections, and cancer, today reported its operational highlights and financial results for the quarter ended March 31, 2006.

“During the first quarter we initiated dosing of ANA975, a Toll-Like Receptor-7 oral prodrug, in chronic hepatitis C virus patients in our 28-day placebo-controlled, multiple-dose Phase Ib clinical trial to evaluate safety, tolerability and viral load reduction,” said Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer. “Based on progress in this trial, we and our partner Novartis anticipate the initiation of a Phase II study in HCV patients later this year.”

Financial Results

Anadys reported revenues of $1.5 million for the first quarter of 2006, compared to $563,000 for the first quarter of 2005. Revenues for the quarter were primarily derived from the Company’s collaboration with Novartis. Operating expenses were $8.4 million for the quarter, compared to $9.1 million for the first quarter of 2005. This decrease was primarily attributable to the recording of a $845,000 offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs.

Net loss was $5.8 million for the first quarter of 2006, compared to $8.4 million for the first quarter of 2005. Basic and diluted net loss per common share was $0.20 in the first quarter of 2006, compared to $0.38 for the same period in 2005. The adoption of Financial Accounting Standards Board Statement 123R “Share-Based Payment” resulted in non-cash operating expenses of approximately $1.4 million for the first quarter of 2006 or approximately $0.05 effect on basic and diluted net loss per common share.

As of March 31, 2006, the Company’s cash, cash equivalents and securities available-for-sale totaled $99.8 million.

Recent Highlights

•	Reported Viral Load Reduction Achieved in Phase II Clinical Trial of ANA380 in Lamivudine-Resistant, Hepatitis B Patients. In February, 2006 Anadys and LG Life Sciences announced principal findings from an open label, multi-center, dose-escalation Phase II clinical trial, evaluating the safety and antiviral activity of ANA380 in patients with lamivudine-resistant hepatitis B virus (HBV) infection. These findings and more recent data were presented in April 2006 at the 41st Annual Meeting of the European Association for the Study of the Liver (EASL), where Anadys and LG Life Sciences announced updated results from this Phase II clinical trial, based on an analysis of data from 12 weeks of dosing in 62 patients in five cohorts. Patients treated with ANA380 at 90 mg, 150 mg and 240 mg dose levels experienced reduction in plasma HBV viral DNA at 12 weeks of 3.9 log10 , 3.9 log10, and 4.1 log10 units, respectively (greater than 99.9% clearance of the virus in plasma).

•	Appointed Two Executives to Senior Management Positions. Anadys hired Michael Adam, Ph.D., as Senior Vice President, Development Operations. Dr. Adam, who has 20 years of experience in drug development, is responsible for regulatory affairs, quality assurance, pharmaceutical development and manufacturing. Anadys also hired Carol G. Gallagher, Pharm. D., as Vice President, Commercial Affairs. Dr. Gallagher is responsible for commercial affairs, including business development, market planning and strategic planning.

•	Appointed Two Scientists to Clinical and Scientific Advisory Board. Anadys appointed Francis V. Chisari, M.D., to its Clinical and Scientific Advisory Board. Dr. Chisari is a Professor in the Department of Molecular and Experimental Medicine and Head of the Division of Experimental Virology at Scripps Research Institute, La Jolla, California. Anadys also appointed Robert “Chip” Schooley, M.D., to its Clinical and Scientific Advisory Board. Dr. Schooley is Professor and Head of the Division of Infectious Diseases of the University of California, San Diego.

Webcast of Conference Call

Anadys will host a conference call today at 5:00 p.m. Eastern Time to discuss its first quarter financial results and operational highlights. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 93236016. The webcast and telephone replay will be available through May 23, 2006.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of hepatitis, other serious infections, and cancer. The Company has core expertise in Toll-Like Receptor-based small molecule therapeutics and structure-based drug design coupled with medicinal chemistry. Anadys’ clinical development programs include ANA975 for the treatment of hepatitis C and hepatitis B, and ANA380 for the treatment of hepatitis B. In addition, Anadys’ therapeutic platform is designed to advance a strong and continual pipeline of drug candidates into the clinic.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the expectation that a Phase II clinical trial with ANA975 will be initiated later this year. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, the results of initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will have favorable results in future clinical trials or receive regulatory approval. In addition, Anadys’ results may be affected by risks related to its collaborative relationships with Novartis and LG Life Sciences, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of effort that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in the “Risk Factors” section of Anadys’ Form 10-K for the year ended December 31, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
	(unaudited)	(unaudited)
Revenues	$1,542	$563
Operating expenses
Research and development(2)	6,319	7,097
General and administrative	2,097	2,004
Total operating expenses(1)	8,416	9,101
Interest income, net	1,069	155

Net loss(1)	(5,805)	(8,383)

Net loss per share, basic and diluted	$(0.20)	$(0.38)

Share used in calculating net loss per share,
basic and diluted	28,404	22,350

(1) The adoption of Financial Accounting Standards Board Statement 123R “Share-Based Payment” resulted in non-cash operating expenses of approximately $1.4 million for the first quarter of 2006 or approximately $0.05 effect on basic and diluted net loss per common share.

(2) Includes $845,000 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the three months ended March 31, 2006.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)	(audited)
Assets
Cash, cash equivalents and securities
available-for-sale	$99,764	$104,851
Other current assets	3,780	6,676
Noncurrent assets	5,599	5,449

Total assets	$109,143	$116,976

Liabilities and stockholders’ equity
Current liabilities	$11,201	$12,845
Long-term debt	—	682
Other long-term liabilities	23,137	24,513
Stockholders’ equity	74,805	78,936

Total liabilities and stockholders’ equity	$109,143	$116,976